EXHIBIT 10.1
Compensation of Non-Employee Directors of Integra LifeSciences Holdings Corporation
With the addition of a finance committee chair fee, effective as of July 24, 2013, the annual compensation payable to non-employee directors of Integra LifeSciences Holdings Corporation (the “Company”) is as set forth below.
Directors will receive an annual equity grant with a fair market value on the date of grant of $125,000 (or $175,000 for the Chairman of the Board).
Directors will also receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock or (3) one half in cash and one half in restricted stock.
Separate annual cash fees will be paid as follows: $7,500 for the Nominating and Corporate Governance Committee Chair, $15,000 for the Finance Committee Chair, $15,000 for the Compensation Committee Chair, $15,000 for the Audit Committee Chair, $25,000 for the Presiding Director and $25,000 for the Chairman of the Board.
Cash payments will be paid in arrears on a quarterly basis. Restricted stock will be granted on the date of the annual meeting of stockholders at which directors are elected.
Restricted stock will vest on a quarterly basis and be fully vested one year after the grant date. Restricted stock will be valued based on the closing price of the Company’s common stock on the date of the grant.
The Company will pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.